UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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(as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material under §240.14a-12.

KIRKLAND’S, INC.

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Robert E. Alderson

President and Chief Executive Officer

May 7, 2014

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders. The meeting will be held on June 11, 2014 at 2:00 p.m. Central Time at The Hermitage Hotel, 231 Sixth Avenue North, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting.

If you plan to attend the meeting and you hold your shares in registered form and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to our Investor Relations Department, Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting; regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.

I look forward to seeing you on June 11th.

Sincerely,

Robert E. Alderson

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 11, 2014

2:00 p.m. Central Daylight Time

The Hermitage Hotel

231 Sixth Avenue North

Nashville, Tennessee

May 7, 2014

Dear Shareholder:

You are invited to the Annual Meeting of Shareholders of Kirkland’s, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Elect two directors, Robert E. Alderson and Carl T. Kirkland, each for a term of three years;

•	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm;

•	Hold an advisory vote on executive compensation;

•	Consider and vote on a shareholder proposal regarding the implementation of majority voting for uncontested elections of directors; and

•	Vote on any other business properly brought before the meeting.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2014.

THE NOTICE AND PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting.

By order of the Board of Directors,

W. Michael Madden
Senior Vice President,
Chief Financial Officer and Secretary

IMPORTANT

It is important that your shares be represented at the Annual Meeting. You are cordially invited to attend the Annual Meeting in person. If you plan to attend the Annual Meeting, you must have an admission ticket or other proof of share ownership as of the record date.

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Kirkland’s common stock or proof that you hold a valid proxy from a shareholder who held Kirkland’s common stock as of the record date of the Annual Meeting.

Registration will begin at 1:30 p.m., Central Daylight Time. Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting. If your shares (or the shares of the shareholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Kirkland’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the shareholder who granted you the proxy). For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1 of the accompanying Proxy Statement.

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

i

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

Our Board of Directors is soliciting proxies for use at our annual meeting of shareholders to be held on June 11, 2014 (the “Annual Meeting”) and any adjournments of that meeting. We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending February 1, 2014 (“fiscal 2013”) on or about May 7, 2014.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect two directors;

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm;

3.	Hold an advisory vote on executive compensation;

4.	Consider and vote on a shareholder proposal regarding the implementation of majority voting for uncontested elections of directors; and

5.	Vote on any other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of our common stock, no par value per share (“Common Stock”), on the record date. The record date is the close of business on April 16, 2014. You will have one vote for each share of Common Stock. As of April 16, 2014, there were 17,309,422 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•	Voting By Mail. If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•	In Person. If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting. You can then come to the Annual Meeting and cast your vote in person;

•	Voting By Mail. If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Voting By Telephone or Internet. If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Shareholders of record receive the proxy materials, including a proxy card, from the Company, whereas shareholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from the bank or broker. If you are a shareholder of record, unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director, FOR the approval of Ernst & Young LLP as the Company’s independent registered public accountant for fiscal 2014, FOR the ratification of the compensation of the named executive officers, as disclosed in this proxy statement, pursuant to an advisory vote on executive compensation, and AGAINST the shareholder proposal regarding implementation of majority voting for uncontested elections of directors. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the proxies according to their best judgment.

Shareholders who hold their shares in street name should refer to “Broker Non-Votes” below for information concerning the voting of their shares on any matter for which they do not provide instructions to their bank or broker, either by returning a completed, dated and signed voting instruction form in the envelope provide, or by telephone or Internet as provided elsewhere herein.

Quorum Requirement

We need a quorum of shareholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a plurality vote of shares present in person or represented by proxy at the Annual Meeting. Shares represented by proxies that withhold authority to vote in the election of directors will not be counted in the election of directors in favor of any nominee and will have no effect on the director election.

The ratification of EY as our independent registered public accountants for fiscal 2014, the advisory vote on executive compensation, the shareholder proposal regarding implementation of majority voting for uncontested elections of directors, and any other actions properly presented at the Annual Meeting are approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Shares represented by proxies that are properly marked “abstain” will be counted for purposes of determining the presence of a quorum at the 2014 Annual Meeting. Shares represented by proxies that abstain from voting on the ratification of EY as our independent registered public accountant for fiscal 2014, the advisory vote on executive compensation, or the shareholder proposal regarding implementation of majority voting for uncontested elections of directors, will not have any effect on the outcome of those votes.

Broker Non-Votes

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the beneficial owner of the shares by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable stock exchange rules. The election of directors, the advisory vote related to executive compensation, and implementation of majority voting for uncontested elections of directors are considered non-routine matters and bank / broker discretionary voting on these matters is prohibited. As a result, if you are a beneficial owner and hold your shares in street name, and do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors, the advisory vote on executive compensation, or the implementation of majority voting for uncontested elections of directors, no votes will be cast on your behalf with respect to those proposals. In contrast, the ratification of auditors is a discretionary matter, so your broker or nominee will be permitted to exercise discretionary authority to vote your shares with respect to the ratification of our selection of EY as our independent registered public accounting firm even if you do not give your broker or other nominee instructions on how to vote your shares with respect to that proposal. Shares with respect to which brokers do not have authority to vote may still be counted in determining whether a quorum is present.

Because the Company has a plurality voting standard for the election of directors, and the other proposals will be approved if the votes cast in favor of the action exceed the votes cast opposing the action, broker non-votes will have no effect on the outcome of the vote on any of the proposals contained in this Proxy Statement.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to the Secretary of Kirkland’s. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Kirkland’s, Inc.

2501 McGavock Pike, Suite 1000

Nashville, TN 37214

Attention: W. Michael Madden

Senior Vice President, Chief Financial Officer and Secretary

; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions. In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

II. THE PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

Our Board of Directors consists of three classes of directors, including one class of three directors and two classes of two directors. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. Currently, there are seven incumbent directors, consisting of two in Class III whose terms will expire at this Annual Meeting, two in Class II whose terms will expire at the 2016 Annual Meeting and three in Class I whose terms will expire at the 2015 Annual Meeting.

The nominees for director this year are Robert E. Alderson and Carl T. Kirkland. Information about the nominees, the continuing directors and the Board of Directors is contained in the next section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that each of the nominees will be able and willing to serve as directors. If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote “FOR” the election of Robert E. Alderson and Carl T. Kirkland to the Board of Directors.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

Our audit committee (the “Audit Committee”) has selected Ernst & Young LLP (“EY”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year 2014. In deciding to engage EY, our Audit Committee noted that there were no auditor independence issues raised with EY.

Our Board of Directors recommends that the shareholders ratify the selection of EY as our independent registered public accounting firm. This appointment will be submitted to our shareholders for ratification at the Annual Meeting. The submission of the appointment of EY is required neither by law nor by our bylaws. Our Board of Directors is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm will be considered by our Board of Directors. If EY shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, our Board of Directors will appoint another independent registered public accounting firm.

Our Audit Committee reviews audit and non-audit services performed by EY, as well as the fees charged by EY for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with EY can be found in the following sections of this proxy statement: “Board Committees: Audit Committee,” at page 11, and “Audit Committee Report” at page 32. For additional information about EY see “Independent Registered Public Accounting Firm” on page 32 of this proxy statement.

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2014.

Proposal 3 — Advisory Vote Related to Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis” on page 18, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of strategic goals and the realization of increased shareholder value. Please read the “Executive Compensation – Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal 2013 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” this Proposal 3 to ratify the compensation of the named executive officers as disclosed in this proxy statement.

Proposal 4 — Shareholder Proposal Regarding the Implementation of Majority Voting for Uncontested Director Elections

The Company has received a shareholder proposal by California State Teachers’ Retirement System (“CalSTRS”) requesting that our Board of Directors initiate an appropriate process to amend our Certificate of Incorporation and/or bylaws to adopt majority voting for uncontested elections of directors at our annual meetings of shareholders, with a plurality vote standard retained for contested director elections. The Company will provide the address and number of shares held by CalSTRS upon an oral or written request for such information sent to the Company’s Senior Vice President and Chief Financial Officer at our headquarters address. In accordance with SEC rules, the text of the shareholder proposal and supporting statement are printed below exactly as they were submitted to the Company. The Company is not responsible for the contents of the proposal or supporting statement. If properly presented, this proposal will be voted on at the Annual Meeting.

Shareholder Proposal:

BE IT RESOLVED:

That the shareholders of Kirkland’s, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 85% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of utmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Kirkland’s Statement in Opposition to Shareholder Proposal:

The Company’s Board of Directors has thoroughly reviewed and carefully considered the CalSTRS shareholder proposal set forth above and, for the reasons described below, believes that the proposal to provide for the election of directors in an uncontested election by a majority of the votes cast is not in the best interests of the Company and its shareholders.

Our directors are currently elected by a “plurality” vote, which means that, with respect to the number of available board seats, the nominees who receive the greatest number of votes are elected. Plurality voting, which the CalSTRS proposal seeks to replace, was developed many years ago as a reform to avoid the possible consequences of “failed elections” and to ensure that all open positions are filled at each director election. A “failed election” occurs when a director nominee does not receive a majority of the votes cast. Plurality voting is the default voting standard for director elections under the Tennessee Business Corporation Act (the corporate law applicable to the Company) and under the corporate statutes of many other states, including Delaware. The rules governing plurality voting are well established and widely understood and the Board of Directors believes that this voting standard is a fair and democratic way to elect directors.

The majority voting standard called for by the CalSTRS proposal gives rise to potential issues for which there are few precedents. For example, where majority voting is required there is an increased risk of “failed elections.” A “failed election” may result in unanticipated vacancies on the Board of Directors that could adversely affect our ability to comply with applicable NASDAQ listing standards or federal securities law requirements regarding qualified audit and compensation committees and the number of independent directors. Further, in a “failed election” there is the potential for “holdover” directors. Under Tennessee law, in the event of a “failed election” where an incumbent director did not receive a majority “for” vote, that director would nevertheless stay in office or “holdover” as a director until his or her successor is duly elected and qualified some time in the future. Similarly, if a non-incumbent director nominee failed to receive a majority “for” vote, that could cause a director that had not been re-nominated for election and was not up for election nevertheless to remain on the Board of Directors until the next election, as a holdover director.

The CalSTRS proposal reflects the view that majority voting is appropriate for all companies at all times and under all circumstances. While it is true that other companies have adopted majority voting for uncontested elections, it does not follow that majority voting is necessary or appropriate for all companies or, in particular, for a company like ours. Plurality voting remains the prevailing voting standard used by corporations in the United States, including some of the largest corporations in the country.

Because of these issues and others, the legal community, shareholder advocates, governance experts, public companies and other groups continue to debate whether the purported benefits of the majority voting standard outweigh the associated risks and continue to consider how to deal with the practical difficulties of implementing a majority voting standard. Our Board of Directors believes that adherence to sound corporate governance policies and practices is important to the long term success of the Company and believes that the plurality voting standard is the appropriate voting standard for electing the Company’s directors.

In addition to the foregoing, we disagree with CalSTRS’ assertion that our current plurality voting standard effectively disenfranchises shareholders. We believe that our shareholders currently and rightfully have a meaningful role in our director election process.

We maintain a proactive Governance and Nominating Committee, composed entirely of independent directors, that has a thorough corporate governance process designed to evaluate the effectiveness of individual directors, committees of the Board of Directors and the Board of Directors as a whole on an annual basis. The Governance and Nominating Committee also identifies and proposes director nominees that it believes are highly qualified individuals, with extensive and relevant business backgrounds, who will best serve the interests of the Company and its shareholders. Historically, the nominees selected by the Governance and Nominating Committee have received overwhelming support in director elections. However, in the event our shareholders are not satisfied with any of our directors, our shareholders have the ability to nominate an alternative board nominee or nominees for shareholder consideration.

Further, our shareholders have the ability to express disapproval with actions of the Board of Directors or with individual directors. The “withhold” vote is a well-established means of registering dissatisfaction. Because we must report voting results of director elections in a publicly-filed report, there is significant visibility as to any director who receives a large number of “withhold” votes, providing shareholders with a viable means to communicate publicly any dissatisfaction with individual directors or our Board of Directors as a whole. The use of the withhold vote, rather than causing one of our directors to not be elected, provides the Board of Directors with flexibility to determine whether such vote was intended only to send a message to which the Board of Directors should react, or was an effort to remove a particular director from the Board of Directors. In either case, it would be a matter for serious consideration for the Board of Directors and the Governance and Nominating Committee in the event that a significant number of “withhold” votes were received for any director or directors. In addition to the “withhold” vote, we have also established procedures whereby our shareholders are able to communicate directly with the independent members of our Board of Directors (see “Shareholder Communications”).

To date, our largest shareholders have expressed no dissatisfaction to us with our plurality voting standard or its results. Our directors have historically received overwhelming support in director elections. A majority voting standard would not have changed the outcome of any of our elections. For these reasons and others, we believe that our shareholders are satisfied with the composition of our Board of Directors and the plurality voting standard that applies to the election of our directors. CalSTRS is the only shareholder to submit a proposal on the majority voting standard and does so on a routine basis with other companies.

We will continue to monitor developments on the majority voting issue and may take steps in the future consistent with our commitment to act in the best interests of the Company and its shareholders. Our shareholders already have a meaningful and significant role in the election of our directors, and for the reasons presented above, the Board of Directors does not believe that our interests or the interests of our shareholders would be best served by adopting a majority voting standard at this time.

The Board of Directors unanimously recommends that you vote “AGAINST” this Shareholder Proposal regarding majority voting in uncontested Director elections.

III. BOARD OF DIRECTORS

Nominees for Director

Class III — Term Expiring in 2017

Robert E. Alderson

Principal Occupation: President and Chief Executive Officer of Kirkland’s

Age: 67

Director Since: 1986

Mr. Alderson has been a Director of Kirkland’s since September 1986 and has been Chief Executive Officer of Kirkland’s since February 2006. He also served as Chief Executive Officer of Kirkland’s from March 2001 to May 2005. He currently serves as President of Kirkland’s, and he also served as President from February 2006 to March 2006 and as President from November 1997 to May 2005. He served as Chief Operating Officer of Kirkland’s from November 1997 through March 2001 and as Vice President or Senior Vice President of Kirkland’s since joining in 1986 through November 1997. He also served as Chief Administrative Officer of Kirkland’s from 1986 to 1997. Prior to joining Kirkland’s, Mr. Alderson was a senior partner at the law firm of Menzies, Rainey, Kizer & Alderson. Mr. Alderson represents our management and their views to the Board of Directors; his deep understanding of our business from his 27 years of experience with Kirkland’s enables him to keep the Board of Directors fully informed of developments throughout the Company.

Carl T. Kirkland

Principal Occupation: Retired Co-Founder of Kirkland’s, Inc.

Age: 73

Director Since: 1966

Mr. Kirkland has served as a director of the Company since he co-founded Kirkland’s in 1966 and he served as Chief Executive Officer from 1966 through March 2001 and President from 1966 through November 1997. Mr. Kirkland also served as Chairman of the Board of Directors from June 1996 to November 2004. He has over 45 years of experience in the retail industry. Mr. Kirkland also serves on the Board of Directors of Hibbett Sporting Goods, Inc. Mr. Kirkland brings to the Board of Directors a knowledge of the history and evolution of Kirkland’s from its inception; his experience as a long-standing director of another retailer, Hibbett Sporting Goods, also informs his understanding of the business and its place in the context of the retail sector. Mr. Kirkland also serves on the Board of Directors of The Bank of Jackson, located in Jackson, Tennessee.

Directors Continuing in Office

Class I — Term Expiring in 2015

Steven J. Collins

Principal Occupation: Managing Director of Advent International, a private equity investment firm.

Age: 45

Director Since: 2004

Mr. Collins has been a director of Kirkland’s, Inc. since November 2004. Mr. Collins is a Managing Director of Advent International. Mr. Collins joined Advent in 1995 and rejoined after graduate school in 2000. Mr. Collins served as Kirkland’s Chief Financial Officer from January 1997 to February 1998 and its Treasurer from January 1998 to December 1998. Before joining Kirkland’s, Mr. Collins was an Associate at Advent International from 1995 to 1997. Mr. Collins also serves on the Board of Directors of Five Below, Inc., Party City Holdings, Inc. and several privately held businesses and served on the board of lululemon athletica inc. through June 2009. Mr. Collins received a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from Harvard Business School. Mr. Collins brings substantial retail experience to our Board of Directors (from his role at Party City and Five Below, Inc. in particular), and contributes insight into appropriate Board of Directors roles and corporate governance issues based on the directorships he has held and continues to hold.

R. Wilson Orr, III

Principal Occupation: Chairman of the Board of Directors; Managing Partner of SSM Partners, a private equity investment firm, and a principal of SSM Corporation.

Age: 51

Director Since: 1996

Mr. Orr has been Chairman of our Board of Directors since March 2006. Since 1993, Mr. Orr has been a Managing Partner of SSM Partners, a private equity investment firm. He joined SSM Partners in 1988 as a Vice President. From 1984 to 1988, Mr. Orr worked in corporate lending at Chemical Bank. Mr. Orr received a B.S. degree from Vanderbilt University. Mr. Orr brings significant experience to our Board of Directors having served and continuing to serve on numerous other boards and assisting management with a full range responsibilities including long-term strategic planning.

Miles T. Kirkland

Principal Occupation: Vice President and Portfolio Manager for Truxton Trust, a private bank and wealth management services company.

Age: 42

Director Since: 2008

Mr. Kirkland is Vice President and Portfolio Manager for Truxton Trust, a private bank and wealth management services company based in Nashville, TN. From 2010 until April 2013, Mr. Kirkland was a Principal with Mastrapasqua Asset Management, a private asset management firm, where he previously served as a Senior Research Analyst and Associate Portfolio Manager from 2007 to 2010. He joined Mastrapasqua Asset Management in 2000 as a Research Analyst. Before joining Mastrapasqua, he spent three years working with Kirkland’s in store operations. He received a B.A. in English from The University of the South in 1994 and an M.B.A. from Vanderbilt University Owen Graduate School of Management in 2000. Mr. Kirkland is also a CFA Charterholder. Mr. Kirkland brings to the Board his experience as an employee of Kirkland’s (in store operations), as well as his general business experience, which enable him to accurately assess our performance and advise on new strategies.

Class II — Term Expiring in 2016

Murray M. Spain

Principal Occupation: Retired Co-Founder of Dollar Express, Inc.

Age: 70

Director Since: 2001

Mr. Spain was the co-founder of Dollar Express, Inc. and acted as its President and Chief Operating Officer from its inception in 1961 until May 2000, when Dollar Express merged with Dollar Tree Stores, Inc. At that time, Dollar Express was a chain of 126 retail stores in five states. Mr. Spain graduated from Temple University with a BA in accounting in 1965. Mr. Spain’s extensive experience in managing a retail business and operating over one hundred stores over five states enables him to evaluate our business and identify potential opportunities for growth and improvement.

Ralph T. Parks

Principal Occupation: President of RT Parks, Inc., a retailer of New Balance® footwear and apparel.

Age: 68

Director Since: 2004

Mr. Parks served as the interim Chief Executive Officer of Heelys, Inc. from February 2008 until May 2008, but has otherwise been retired since 1999 after a 34-year career in the retail industry, including eight years as Chief Executive Officer of Footaction, USA, an athletic footwear and apparel retailer. Since 2002, he has served as President of RT Parks, Inc., a retailer of New Balance® footwear and apparel. Mr. Parks also serves on the board of directors of Hibbett Sporting Goods, Inc. Mr. Parks’ experience in the retail industry — both in the board room and as an executive officer — contributes to the Board of Directors’ ability to assess our performance and to develop appropriate oversight mechanisms and initiatives.

IV. INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors of the Company is led by a Chairman of the Board and chairmen of the various committees of the Board of Directors. The Company has determined that it is appropriate for the Chairman of the Board of Directors to be an independent director, so that the same person does not fill the roles of chairman and chief executive officer. While such a dual role is permitted, the Company desires to establish a measure of board independence by appointing an independent director to serve as Chairman of the Board of Directors. If the CEO or another insider ever serves as Chairman of the Board of Directors in the future, we would anticipate that a Lead Independent Director, elected by the independent directors, would preside over executive sessions of the independent directors. In addition to preserving the independence of the Board of Directors as a whole, each of the committees of the Board of Directors is chaired by an independent director (and is comprised only of independent directors), in accordance with applicable exchange rules. The Board of Directors believes its current structure and operation, as described herein, properly safeguards the independence of the Board of Directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on the Company’s investor website at www.kirklands.com under “Investor Relations - Corporate Governance - Governance.”

Board Independence

Consistent with the listing standards of The Nasdaq Stock Market (“Nasdaq”) and the regulations promulgated by the Securities and Exchange Commission (“SEC”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions and relationships between each director, or any of his or her family members, and the

Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that the following directors, constituting a majority of the Company’s directors, are independent directors within the meaning of the applicable Nasdaq listing standards: Steven J. Collins, Carl T. Kirkland, R. Wilson Orr, III, Ralph T. Parks, Miles T. Kirkland, and Murray M. Spain. The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board of Directors and Committee Meetings

During fiscal 2013, the Board of Directors held six regular meetings. All directors attended at least 75% of the meetings of the Board of Directors and all committees of the Board of Directors on which they served, except for Mr. Spain. While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance. Five members of the Board of Directors attended the 2013 annual meeting of shareholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations – Corporate Governance - Committees.” The principal duties of the Audit Committee, among other things, are to:

•	review and reassess the adequacy of the Audit Committee and its charter not less than annually and recommend any proposed changes to the Board of Directors for consideration and approval;

•	review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used;

•	obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants;

•	adopt procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	establish, review and update policies for approving related party transactions; and monitor implementation of such policies; and

•	review and approve any transactions between the Company and related parties.

Members: Mr. Orr (Chairman), Mr. Parks, Mr. M. Kirkland and Mr. Spain. All of the members of the Audit Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is able to read and understand fundamental financial statements, including the Company’s balance sheets, statements of operations and statements of cash flows. Because the Board of Directors believes that the current members of the Company’s Audit Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board of Directors does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

Number of Meetings in fiscal 2013: 10

Compensation Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations – Corporate Governance - Committees.” Under the terms of its charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The principal duties of the Compensation Committee, among other things, are to:

•	review and recommend to the Board of Directors the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer;

•	review and provide recommendations to the Company regarding compensation and bonus levels of other members of senior management;

•	review and recommend to the Board of Directors new executive compensation programs;

•	grant awards under our equity incentive plans and establish the terms thereof;

•	review and recommend to the Board of Directors the terms of any employment agreement executed by the Company with an executive officer of the Company;

•	review and recommend to the Board of Directors the appropriate structure and amount of compensation for the Directors;

•	oversee all matters relating to the outcome of shareholder advisory votes on executive compensation, including recommending the frequency of such advisory votes to the Board of Directors;

•	oversee the appropriate Committee response to a say-on-pay vote that does not achieve the required vote and, based on such result, determine if any compensation arrangement subject to such advisory voting should be modified;

•	review and approve material changes in the Company’s employee benefit plans; and

•	where applicable, employ a compensation consultant that reports directly to the committee to assist in the evaluation of our executive compensation programs.

Members: Mr. Collins (Chairman), Mr. Spain and Mr. Orr. All of the members of the Compensation Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2013: 4

Governance and Nominating Committee

The Board of Directors has adopted a written charter that outlines the duties of the Governance and Nominating Committee. A copy of this charter is available on the Company’s investor website under “Investor Relations – Corporate Governance - Committees.” The principal duties of the Governance and Nominating Committee, among other things, are to:

•	Review and make recommendations on the range of skills and expertise which should be represented on the Board of Directors, and the eligibility criteria for individual Board of Directors and committee membership;

•	identify and recommend potential candidates for election or re-election to the Board of Directors;

•	implement a policy and procedures with regard to the consideration of any director candidates recommended by security holders; and

•	review and recommend to the Board of Directors the appropriate structure of Board of Directors committees, committee assignments and the position of chairman of each committee.

Members: Mr. Parks (Chairman), Mr. Orr and Mr. Spain. All of the members of the Governance and Nominating Committee are “independent” as defined by the applicable rules and regulations of Nasdaq and the SEC.

Number of Meetings in fiscal 2013: 3

Director Nomination Process

The Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its shareholders. The Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by shareholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in compliance with the procedures outlined on page 35 under the heading “Shareholder Proposals for the 2015 Annual Meeting.” The Governance and Nominating Committee applies the same criteria to nominees recommended by shareholders as discussed above.

While the Governance and Nominating Committee does not have a specific diversity policy relating to the composition of the Board of Directors, the Board of Directors does value diversity. The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factors. Instead, the Board of Directors considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole.

In identifying prospective director candidates, the Governance and Nominating Committee may seek referrals from other members of the Board of Directors, management, shareholders and other sources. The Governance and Nominating Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Director’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Governance and Nominating Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board of Directors.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, our Board of Directors focuses primarily on the information discussed in each director’s biographical information set forth on pages 8 to 10 of this Proxy Statement. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business endeavors, which further qualify them for service as members of the Board of Directors.

In 2014, this process resulted in the Governance and Nominating Committee’s recommendation to the Board of Directors, and the Board of Director’s nomination, of the two incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies do not encourage risk-taking, in part because the compensation packages are weighted towards long-term vesting equity as opposed to cash or immediately vested equity awards.

Board of Directors Compensation

Retainer and Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Kirkland’s.

Retainer and Fees for Non-employee Directors

The Compensation Committee has approved the following compensation for non-employee directors for their service:

Cash Compensation. Each non-employee director is paid an annual retainer of $30,000, as well as $1,000 for each board meeting attended in person. In addition to the foregoing retainer and meeting fees, our non-employee Chairman of the Board of Directors receives an additional annual retainer of $30,000.

Equity Compensation. On the date of each Annual Meeting of Shareholders, each person serving as a non-employee director at the conclusion of the meeting receives a grant of 4,000 restricted stock units (“RSUs”), each representing the right to receive one share of our common stock upon vesting. The RSUs vest one-year from the date of grant (or on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). In the event of a change in control of the Company (a “Change in Control”), the Company reserves the right to substitute cash or other substitute consideration for the right to receive shares hereunder, provided that at the time of that Change in Control, such substitute consideration has a value (as reasonably determined by the Board of Directors) equal to the then current Fair Market Value of the shares subject hereto and provided further that such substitute consideration vests and becomes payable on the same basis as provided herein with respect to these Units and the Shares subject hereto (or on such accelerated basis as may then be determined by the Board of Directors, in its discretion).

Board of Directors Committees. Each non-employee director who is a member of our Audit Committee is paid an annual retainer of $10,000 and the Chairman of the Audit Committee receives an annual retainer of $20,000. Each non-employee director who is a member of our Compensation Committee receives an annual retainer of

$7,500 and the Chairman of the Compensation Committee is paid an annual retainer of $15,000. Each non-employee director who is a member of the Governance and Nominating Committee is paid an annual retainer of $2,500 and the Chairman of the Governance and Nominating Committee receives an annual retainer of $5,000.

Director Compensation Table

The following table provides information about all compensation earned in fiscal 2013 by the individuals who served on our Board of Directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Murray M. Spain	53,000	63,160	116,160
Ralph T. Parks	49,000	63,160	112,160
Steven J. Collins	48,500	63,160	111,660
R. Wilson Orr, III	94,000	63,160	157,160
Miles T. Kirkland	44,000	63,160	107,160
Carl T. Kirkland	34,000	63,160	97,160

(1)	As a part of our Board of Directors compensation package, each non-employee member of the Board of Directors was granted 4,000 RSUs on June 4, 2013. The RSUs will vest one-year from the date of grant (or will vest on a pro-rata basis relative to the termination date if the director’s service to the Company terminates prior to the one-year anniversary of the grant date). The amounts in the column titled “Stock Awards” reflect the grant date fair values of awards made during fiscal 2013, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation (“FASB ASC Topic 718”).

The following table shows, as of February 1, 2014, the number of all outstanding stock options and RSUs held by non-employee directors:

Name	Number of Options	Number of RSUs
Steven J. Collins	5,000	4,000
Carl T. Kirkland	20,000	4,000
Miles T. Kirkland	7,500	4,000
R. Wilson Orr, III	5,000	4,000
Ralph T. Parks	—	4,000
Murray M. Spain	20,000	4,000

Shareholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Shareholders may contact the Board of Directors by writing to them c/o Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden.

V. SECURITY OWNERSHIP OF KIRKLAND’S

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of April 14, 2014 (except as set forth below), the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors and nominees for director;

•	each of our executive officers listed in the Summary Compensation Table on page 24 below (collectively, the “NEOs” or “named executive officers”); and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned
Name	Number	Percent
Robert E. Alderson(1)	803,425	4.5%
W. Michael Madden(2)	259,979	1.4%
Michelle R. Graul(3)	120,645	*
Steven J. Collins(4)	21,646	*
Carl T. Kirkland(5)	1,308,886	7.3%
Miles T. Kirkland(6)	711,174	4.0%
R. Wilson Orr, III(7)	22,885	*
Ralph T. Parks (8)	16,000	*
Murray M. Spain(9)	36,000	*

Polar Securities Inc (10) 401 Bay Street, Suite 1900, PO Box 19 Toronto, Ontario M5H 2YF, Canada	988,801	5.5%

Blackrock, Inc. (11) 40 East 52nd Street New York, NY 10022	1,560,169	8.7%

All executive officers and directors as a group (9 persons)(12)	3,300,640	18.4%

*	Less than one percent of class
(1)	Includes (i) options to purchase 278,755 shares of Common Stock held by Mr. Alderson and (ii) 6,876 options that will vest on June 4, 2014.
(2)	Includes (i) options to purchase 176,709 shares of Common Stock held by Mr. Madden and (ii) 11,875 options that will vest on June 4, 2014.
(3)	Includes (i) options to purchase 77,659 shares of Common Stock held by Ms. Graul and (ii) 7,969 options that will vest on June 4, 2014.
(4)	Includes (i) options to purchase 5,000 shares of Common Stock held by Mr. Collins and (ii) 4,000 RSUs that will vest on June 4, 2014.
(5)	Includes (i) options to purchase 20,000 shares of Common Stock held by Mr. Kirkland and (ii) 4,000 RSUs that will vest on June 4, 2014.
(6)	Includes (i) options to purchase 7,500 shares of Common Stock held by Mr. Kirkland, (ii) 4,000 RSUs that will vest on June 4, 2014, and (iii) 687,674 shares held by Mr. Kirkland as trustee of grantor annuity trusts.

(7)	Includes (i) options to purchase 5,000 shares of Common Stock held by Mr. Orr, and (ii) 4,000 RSUs that will vest on June 4, 2014.
(8)	Includes 4,000 RSUs held by Mr. Parks that will vest on June 4, 2014.
(9)	Includes (i) options to purchase 20,000 shares of Common Stock held by Mr. Spain, and (ii) 4,000 RSUs that will vest on June 4, 2014.
(10)	Obtained from Form SC 13G filed on February 7, 2014.
(11)	Obtained from Form SC 13G/A filed on January 29, 2014.
(12)	Includes options to purchase 617,343 shares of Common Stock.

VI. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Overview

The Compensation Committee of the Board of Directors has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus shareholder value, by aligning the financial interests of our senior management with those of our shareholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motive them to perform to the full extent of their abilities, in the best long-term interests of the shareholders.

During fiscal 2013, the Compensation Committee held four meetings and took the following significant actions:

•	discussed, approved and recommended to the Board of Directors the base salary and bonus packages of our named executive officers;

•	established bonus targets and payout levels for Mr. Alderson, Mr. Madden and Ms. Graul for fiscal 2013; and

•	approved equity grants totaling 70,000 options and 28,000 RSUs to NEOs; and also approved equity grants totaling 130,000 options and 52,000 RSUs to other members of management.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised entirely of the following independent directors: Steven J. Collins (chairman), Murray M. Spain and R. Wilson Orr. Mr. Collins previously served as the Company’s Chief Financial Officer from 1997 to 1998. Except as described in the preceding sentence, no member of our current Compensation Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under the SEC rules. In addition, during fiscal 2013, none of our executive officers served as any of the following:

•	A member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee;

•	A director of another corporation, one of whose executive officers served on the Compensation Committee; or

•	A member of the compensation committee (or other board committee performing similar functions, or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Limited Reliance on Outside Advisors

The Compensation Committee has sought input from compensation consultants in the past (most recently in 2008) and may do so again in the future, but the advice of such consultants has never been central to our executive compensation process or philosophy. Rather, our executive compensation process is driven primarily by the experience and judgment of the Compensation Committee’s members. When applying that judgment, individual members of the Compensation Committee may from time to time review the public filings of other companies, but the Compensation Committee has not identified a specific compensation peer group or otherwise engaged in formal benchmarking.

Consideration of Results of Shareholder Advisory Votes on Executive Compensation

At the Annual Meeting of Shareholders held on June 4, 2013, we conducted our third “Say-On-Pay” shareholder advisory vote, as required by the Dodd-Frank Act. The Compensation Committee appreciates that over 96% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative executive compensation disclosure contained in the 2013 Proxy

Statement. Our Compensation Committee interprets the results of this vote as an endorsement of existing programs and therefore we have not made material changes to our approach to executive officer compensation. This year we are again providing shareholders with an opportunity to express their views on this topic in another “Say-On-Pay” shareholder advisory vote. For more information, please see “Proposal No. 3 – Advisory Vote Related to Executive Compensation” on page 4.

At the annual meeting of shareholders on June 1, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur on an annual basis. In accordance with the results of this vote, the Board of Directors determined to implement an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

Role of Executives in Establishing Compensation

The Compensation Committee approves and recommends to the Board of Directors all compensation and equity awards to our three named executive officers: Robert E. Alderson, our President and Chief Executive Officer; W. Michael Madden, our Senior Vice President and Chief Financial Officer; and Michelle R. Graul, our Senior Vice President of Stores and Human Resources. The Compensation Committee reviews the performance of the named executive officers through internal committee discussions and discussions with the executives, and determines the appropriate level of compensation on an annual basis.

Our Chief Executive Officer and Chief Financial Officer regularly attend portions of the Compensation Committee meetings and provide assistance in gathering data and information designed to support the decision-making process of the Compensation Committee. However, the Chief Executive Officer and Chief Financial Officer are excused by the Compensation Committee from such meetings when decisions concerning executive compensation are made. Additionally, the Compensation Committee holds separate meetings outside the presence of management, at which executive compensation decisions are made.

Compensation Philosophy

The key objective of our compensation programs is to attract and retain highly qualified key executives. Once executives have joined the company, our compensation programs must provide the appropriate level of incentives in the form of cash and equity to maintain a high level of competitiveness and thereby retain key managers. We offer our executives a combination of cash bonus incentives, equity-based compensation in the form of stock options and RSUs, and the opportunity to participate in an employee stock purchase plan. We believe these incentive programs align with our overall goal of maximizing our long-term financial results and shareholder value.

Elements of Compensation

Executive pay is structured to consist of the following components:

•	Base Salary;

•	Cash bonuses; and

•	Equity awards.

The Committee believes that a significant portion of total compensation for our executives should be allocated to equity incentives that align pay with shareholder value. In addition, cash bonuses are available to reward executives for achieving company performance goals and individual goals that contribute to increasing the value of the company.

Base Salary

We provide our named executive officers with base salaries to compensate them for services rendered during the year. The Compensation Committee believes that competitive salaries must be paid in order to attract and retain high-quality executives. The Compensation Committee annually reviews the base salary for executive officers and makes adjustments to individual base salary rates when necessary or otherwise appropriate.

Among other things, individual base salary adjustments take into account individual performance contributions for the year, as well as sustained performance contributions over a number of years, significant changes in responsibilities, if any, and cost of living adjustments. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures. The Compensation Committee’s decisions regarding fiscal 2013 and fiscal year 2014 salary increases are reflected below:

	Fiscal 2012	Fiscal 2013	Fiscal 2014
Executive Officer	Base Salary Rate	Base Salary Rate	Base Salary Rate
Robert E. Alderson—Chief Executive Officer & President	$545,000	$545,000	$545,000
W. Michael Madden— Senior Vice President & Chief Financial Officer	$345,000	$345,000	$370,000
Michelle R. Graul—Senior Vice President of Store Operations and HR	$300,000	$300,000	$320,000

Except with respect to the period of a paid medical leave of absence from November 26, 2012 until February 7, 2013, Mr. Alderson served as the Chief Executive Officer and President of the Company at all times during fiscal 2013. During the period of Mr. Alderson’s leave of absence, Mr. Madden assumed the roles of Chief Executive Officer and President in addition to his responsibility as the Company’s Chief Financial Officer and Senior Vice President. Neither Mr. Alderson’s or Mr. Madden’s compensation was modified in any manner in connection with Mr. Alderson’s temporary leave of absence or Mr. Madden’s assumption of the roles of Chief Executive Officer and President on a temporary basis.

In March 2013, Mr. Alderson announced his intentions to retire as Chief Executive Officer and President of the Company at the end of fiscal 2013, or, if later, when a successor has been chosen. In connection with Mr. Alderson’s retirement announcement, a search for a new Chief Executive Officer was initiated by the Board of Directors and is still in process.

Bonus and Non-Equity Incentive Plan Compensation

Our cash bonus program compensation is provided under the Company’s Amended and Restated 2002 Equity Incentive Plan and has been designed to provide a short-term incentive to our executives based upon predetermined performance goals for the company and each individual executive. The Compensation Committee determines the amount of the target bonus annually for each executive expressed as a percentage of base salary.

For fiscal 2013, the bonus targets for the named executive officers were 60% of base salary for Ms. Graul, 75% of base salary for Mr. Madden and 100% of base salary for Mr. Alderson. These bonuses for Mr. Alderson, Mr. Madden and Ms. Graul were based entirely on Company performance goals.

Company performance is measured based solely upon the achievement of a specified level of earnings before adjustments for interest and taxes (“EBIT”) as determined through our annual budgeting process. The annual budget is approved by the Board of Directors at the beginning of the fiscal year. The reliance on EBIT is driven by the Compensation Committee’s belief in using a metric that is more closely aligned to bottom line earnings and provides a measure of asset productivity by including depreciation and amortization in the measurement of performance.

The Company performance goal is structured such that 100% payout of the applicable target bonus is attained upon achieving 100% of the Company EBIT goal, with the threshold bonus (50% of target payout) attained upon achievement of 75% of the EBIT goal, maximum bonus (200% of target payout) attained upon achievement of 200% of the EBIT goal and linear interpolation used to determine payouts between these levels of EBIT performance.

Calculation of the performance bonus earned by each executive was based on the Company’s final audited financial statements. The Committee reserves the right to adjust the Company performance target for extraordinary and non-recurring events after it has been established; however, it has not done so during the last seven fiscal years. The Compensation Committee may also award discretionary bonuses from time to time to recognize significant achievements and service to the Company, but did not do so in fiscal 2013.

As discussed above, the non-equity incentive plan compensation of our named executive officers during 2013 was based entirely on the achievement of Company financial performance goals, specifically certain levels of EBIT. The Company achieved approximately 88% of its EBIT target for fiscal 2013, which resulted in cash bonus payouts to named executive officers at approximately 76% of their respective target bonus amounts. The actual amount of each cash bonus payment to named executive officers is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Equity Based Incentives

Equity awards are generally made to named executive officers upon hire. Thereafter, awards are generally made annually, at the discretion of the Compensation Committee, as part of the Compensation Committee’s annual compensation evaluation process. Equity awards may also be made in special circumstances (for example, to recognize a promotion or achieve a particular retention objective), but these situations are rare. There were no such special circumstances grants in fiscal 2013. The exercise price of each stock option award is based on the closing price of our common stock on the date of the grant (if not a business day, the immediately preceding business day). For newly hired employees receiving stock options, the grant of such award occurs on the later of the first day of employment or upon Compensation Committee approval, with the exercise price being based upon the closing price of our common stock on such date.

The Compensation Committee, in its discretion, evaluates potential equity awards primarily based on the number of shares to be allocated in relation to the number of shares outstanding, with additional consideration given to the value of the award in relation to total compensation. The Compensation Committee continually evaluates the type of equity award that is appropriate at the given time in response to changing business conditions with a goal of providing the type of equity award most appropriate to provide the right balance between retention and incentive to build long-term shareholder value. Equity awards have vesting requirements and terms that are similar among the recipients of the awards, providing incentives for employees to stay with the Company and work together to achieve common goals. Stock option awards typically provide for three-year or four-year vesting, with one-third or one-fourth vesting on the first anniversary of the grant date, and the remainder vesting over the succeeding eight quarters or 12 quarters. Beginning with option grants to employees in fiscal 2010 the vesting period was increased from three years to four years in order to further encourage retention of executive officers and to slow recognition of the expense associated with such awards for income statement purposes. Restricted stock unit awards generally provide for three-year “cliff” vesting.

On June 4, 2013, in connection with the Compensation Committee’s annual compensation evaluation process, the Compensation Committee made the following annual equity awards to named executive officers: (a) Mr. Alderson was granted stock options with respect to 12,500 shares and 5,000 RSUs; (b) Mr. Madden was granted stock options with respect to 35,000 shares and 14,000 RSUs; and (c) Ms. Graul was granted stock options with respect to 22,500 shares and 9,000 RSUs. The size of these equity awards was determined by the Compensation Committee after a review of fiscal 2012 performance (and, with respect to Mr. Madden and Ms. Graul, after consultation with Mr. Alderson regarding each executive’s performance in fiscal 2012) and taking into consideration the grantees’ other compensation, the value of our shares on the date of grant and the Compensation Committee’s subjective judgment regarding the size of award necessary to strongly encourage both the retention of the grantees and their continued efforts on our behalf while managing the dilutive impact of the awards.

Perquisites

We do not provide significant perquisites or personal benefits to our executive officers that are not readily available to other employees.

Severance Benefits

The specific terms of our severance arrangements are discussed below under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.”

The Compensation Committee has noted the prevalence of severance arrangements among our peer companies and believes that such arrangements, when properly tailored, are appropriate and necessary. The Compensation

Committee also believes that reasonable severance benefits (i) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, and (ii) should be conditioned upon execution of a release of claims against the employer and its affiliates. Accordingly, the Compensation Committee has approved modest severance benefits for both Mr. Madden and Ms. Graul pursuant to which severance is payable upon a termination without Cause or a resignation for Good Reason, subject in each case to Mr. Madden or Ms. Graul executing a release of claims in favor of the Company. With respect to Mr. Alderson, his specific severance benefits are discussed in detail below under the heading “Employment Arrangements and Post-Employment Compensation and Benefits.”

In April 2013, the Compensation Committee revisited Mr. Madden’s letter agreement and noted that the amount of his severance rights were disproportionally small relative to both those of Ms. Graul and, in the experience of the Compensation Committee, similarly situated executives at other comparable enterprises. Accordingly, the Compensation Committee amended the letter agreement to increase from six to 12 months the duration of salary and benefit continuation due upon a severance event. The severance benefits for Mr. Alderson and Ms. Graul remained consistent with those benefits provided in prior years.

Tax Implications - Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer or any one of our three highest paid executive officers, other than our principal executive officer or principal financial officer, who are employed by us on the last day of our taxable year, unless, in general, the compensation is paid pursuant to a plan that has been approved by our shareholders and is performance-related and non-discretionary. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success.

During the 2013 Annual Meeting of Shareholders, we obtained shareholder approval of the Company’s 2002 Equity Incentive Plan, as amended and restated. Among the changes reflected in that plan restatement are changes intended to provide us with greater flexibility in structuring compensation to be exempt from the limits of Section 162(m) (including the ability to grant our annual cash performance bonuses under the 2002 Equity Incentive Plan, as amended and restated).

Stock Ownership Guidelines

We do not have a formal policy in place stipulating levels of share ownership for executives. The Board of Directors and the Compensation Committee encourage employee stock ownership through the granting of equity compensation and through the Company’s Employee Stock Purchase Plan. Additionally, our President and Chief Executive Officer, Mr. Alderson, has a material ownership position in the Company. The Board of Directors and the Compensation Committee will continue to evaluate the lack of a formal policy and guidelines on executive ownership of Company stock.

Compensation Risk Analysis

Our Compensation Committee is keenly aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the Compensation Committee seeks to mitigate such risk by (i) providing a meaningful portion of total compensation in the form of equity incentives that vest over multiple years, and (ii) capping annual cash bonuses for named executive officers at 200%, 150% and 120% of base salary for Mr. Alderson, Mr. Madden and Ms. Graul, respectively. Each of these elements is intended to encourage an appropriately long-term focus. Moreover, while we have not implemented a stock ownership guideline for our management team, we note that Mr. Alderson, our Chief Executive Officer, already maintains a substantial direct stock ownership position; we believe that his ownership position provides a significant incentive for him to ensure that his actions, and the actions of his team, are focused on the creation of sustainable shareholder value and the avoidance of excessive risk.

Compensation Committee Report

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Steven J. Collins, Chair
Murray M. Spain
R. Wilson Orr, III

Summary Compensation Table

The following table provides information about all compensation earned in fiscal 2013 by the individuals who served as Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Store Operations and Human Resources. The Company did not have any other named executive officers during fiscal 2013.

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3) ($)	Total ($)
Robert E. Alderson, President and Chief Executive Officer	2013	545,000	—	78,950	118,875	414,475	14,476	1,171,776
	2012	542,692	—	153,020	202,650	—	19,274	917,636
	2011	522,115	131,250	123,300	188,500	—	42,313	1,007,478

W. Michael Madden, Senior Vice President and Chief Financial Officer	2013	345,000	—	221,060	332,850	196,909	15,147	1,110,966
	2012	343,846	—	131,160	173,700	—	16,154	664,860
	2011	333,846	62,813	98,640	150,800	—	16,310	662,409

Michelle R. Graul Senior Vice President of Store Operations and HR	2013	300,000	—	142,110	213,975	136,980	13,722	806,787
	2012	298,846	—	98,370	130,275	—	15,306	542,797
	2011	288,269	43,500	73,980	113,100	—	12,050	530,899

(1)	Our fiscal year is comprised of the 52 or 53-week period ending on the Saturday closest to January 31 of each year. Accordingly, fiscal 2013 represented 52 weeks ending on February 1, 2014.
(2)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation. For additional information about the valuation assumptions with respect to equity awards, refer to note 7 of the financial statements of Kirkland’s, Inc. in its Form 10-K for the year ended February 1, 2014, as filed with the SEC on April 17, 2014.
(3)	Other compensation consists of company benefits and other perquisites. The “All Other Compensation” table further details these items.

All Other Compensation

The following table provides additional detail for those items listed as “All Other Compensation” in the Summary Compensation Table for fiscal 2013:

Description	Mr. Alderson	Mr. Madden	Ms. Graul
401(k) Employer Matching Contribution(1)	$2,170	$2,170	$2,170
Non-Qualified Deferred Compensation Plan Employer Matching Contribution(2)	$6,580	$4,072	$6,580
Group Life Insurance(3)	$41	$59	$59
Disability Insurance(4)	$1,170	$1,170	$1,170
Automobile expense (5)	$4,515	$7,676	$3,743

Total	$14,476	$15,147	$13,722

(1)	For fiscal 2013, the Company made a discretionary matching contribution of 50% of the first 6% of compensation for all eligible employees, including executives, subject to IRS limitations.
(2)	This amount represents the difference between the matching contribution actually made to our 401(k) plan and the matching contribution that would have been made to our 401(k) plan, but for certain limitations applicable to qualified plans under the Internal Revenue Code. This amount was contributed to our Non-Qualified Deferred Compensation Plan.

(3)	We provide a certain amount of life insurance coverage for all employees covered by our health insurance plan. Additional coverage is provided to a certain level of employees, including executives. The amount disclosed represents the amount of premiums paid for this additional level of coverage.
(4)	We provide a certain amount of short-term and long-term disability insurance coverage for all employees. Additional coverage is provided to a certain level of employees, including executives. The amount disclosed represents the amount of premiums paid for this additional level of coverage.
(5)	During fiscal 2013, Mr. Alderson, Mr. Madden and Ms. Graul were provided with the use of a company-leased vehicle. The amounts reflected constitute the incremental cost of personal use, determined by multiplying total cost by percentage use. In March 2014, the company-leased vehicle program was terminated for our named executive officers.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan based awards to each of our named executive officers during our fiscal year ended February 1, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares Underlying Options (#) (3)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Options Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert E. Alderson	3/19/2013	272,500	545,000	1,090,000
	6/4/2013					12,500	15,79	$118,875
	6/4/2013				5,000			$78,950

W. Michael Madden	3/19/2013	129,375	258,750	517,500
	6/4/2013					35,000	15.79	$332,850
	6/4/2013				14,000			$221,060

Michelle R. Graul	3/19/2013	90,000	180,000	360,000
	6/4/2013					22,500	15.79	$213,975
	6/4/2013				9,000			$142,110

(1)	The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s cash bonus program for the fiscal year ended February 1, 2014.
(2)	The amounts in the column under “All Other Stock Awards” represent shares of restricted stock awarded under the Company’s 2002 Equity Incentive Plan, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2013 Fiscal Year-End” table below.
(3)	The amounts in the column under “All Other Option Awards” represent shares underlying options awarded, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2013 Fiscal Year-End” table below.
(4)	The amounts in the column under “Grant Date Fair Value of Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information about the outstanding equity awards as of February 1, 2014 for the executive officers named in our Summary Compensation Table.

	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option / Unit Grant Date	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Name	Exercisable(3)	Unexercisable
Robert E. Alderson(4)	50,000	—	6.54	5/9/2006	5/9/2016
	50,000	—	2.03	7/25/2008	7/25/2018
	110,000	—	8.90	6/8/2009	6/8/2019
	36,250	—	19.06	6/8/2010	6/8/2020
	15,628	9,372	12.33	6/1/2011	6/1/2021	10,000	188,300
	13,126	21,874	10.93	5/30/12	5/30/2022	14,000	263,620
	—	12,500	15.79	6/4/13	6/4/2023	5,000	94,150

W. Michael Madden(5)	25,000	—	10.90	3/2/2005	3/2/2015
	20,834	—	2.03	7/25/2008	7/25/2018
	75,000	—	8.90	6/8/2009	6/8/2019
	29,000	—	19.06	6/8/2010	6/8/2020
	12,500	7,500	12.33	6/1/2011	6/1/2021	8,000	150,640
	11,250	18,750	10.93	5/30/2012	5/30/2022	12,000	225,960
	—	35,000	15.79	6/4/2013	6/4/2023	14,000	263,620

Michelle R. Graul(6)	35,000	—	8.90	6/5/2009	6/8/2019
	22,500	—	19.06	6/8/2010	6/8/2020
	9,378	5,622	12.33	6/1/2011	6/1/2021	6,000	112,980
	8,437	14,063	10.93	5/30/2012	5/30/2022	9,000	169,470
	—	22,500	15.79	6/4/2013	6/4/2023	9,000	169,470

(1)	With respect to Mr. Alderson’s, Mr. Madden’s, and Ms. Graul’s June 1, 2011, May 30, 2012, and June 4, 2013 option grants, such grants vest over a term of four years with one fourth of the grant vesting on the first anniversary of the grant date with the remaining vesting over the succeeding 12 quarters. All options expire on the tenth anniversary of the grant date.
(2)	Stock awards shown in this table all vest 100% on the third anniversary of the grant date. The market value is based on the closing stock price of $18.83 on January 31, 2014.
(3)	Exercisable as of February 1, 2014.
(4)	Mr. Alderson was granted 10,000 restricted stock units on June 1, 2011, 14,000 restricted stock units on May 30, 2012, and 5,000 restricted stock units on June 4, 2013 under our 2002 Equity Incentive Plan.
(5)	Mr. Madden was granted 8,000 restricted stock units on June 1, 2011, 12,000 restricted stock units on May 30, 2012, and 14,000 restricted stock units on June 4, 2013 under our 2002 Equity Incentive Plan.
(6)	Ms. Graul was granted 6,000 restricted stock units on June 1, 2011, 9,000 restricted stock units on May 30, 2012, and 9,000 restricted stock units on June 4, 2013 under our 2002 Equity Incentive Plan.

Option Exercises and Stock Vested during Fiscal 2013

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert E. Alderson	—	—	14,500	236,930
W. Michael Madden	5,000	8,150	11,600	189,544
Michelle R. Graul	15,000	175,650	9,000	147,060

(1)	If the shares were sold immediately upon exercise, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the closing price of Kirkland’s common stock on the date of exercise and the exercise price of the option.
(2)	The value realized on the vesting of restricted stock awards is equal to the closing market price of Kirkland’s common stock on the date of vesting (or the last trading day before the vest, if applicable) times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

Nonqualified Deferred Compensation for Fiscal 2013

Effective March 1, 2005, the Company adopted The Executive Non-Qualified Excess Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is available for certain employees whose benefits under the Company’s 401(k) retirement plan are limited due to provisions of the Internal Revenue Code.

The following table provides information about defined contribution and other plans that provide for the deferral of compensation on a basis that is not tax-qualified by each of the executive officers named in our summary compensation table:

Name	Plan/Agreement	Executive Contribution in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Robert E. Alderson	Deferred compensation	54,500	6,580	(178)	—	332,381
W. Michael Madden	Deferred compensation	6,900	4,072	27,210	—	220,500
Michelle R. Graul	Deferred compensation	12,000	6,580	(177)	—	76,094

(1)	The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the Salary column.
(2)	The amounts in this column are also included in the Summary Compensation Table, as part of the amount shown in the All Other Compensation column. These amounts are also separately identified in the All Other Compensation table.
(3)	Other than amounts attributable to market rate earnings, the amounts listed in this column have been reported in the Summary Compensation Table above for fiscal 2013 or in previous years.

Employment Arrangements and Post-Employment Compensation and Benefits

We do not maintain a general severance plan, and except as otherwise discussed in this section, there are no provisions for severance or change of control payments for our executive officers. Our 2002 Equity Incentive Plan does not provide for automatic acceleration of vesting or other benefits in the event of a change of control. The Board of Directors may, in its sole discretion, cause all outstanding options to become fully vested and immediately exercisable in the event of a change of control. Except as otherwise discussed in this section, there are no change of control vesting acceleration provisions included with any of our stock compensation grants and any severance payments to named executive officers would be subject to the approval of the Compensation Committee. The details regarding the potential post-employment benefits to which our executive officers are entitled are set forth below.

Robert E. Alderson, President and Chief Executive Officer

In May of 2006, the Compensation Committee approved a letter agreement with our President and Chief Executive Officer, Mr. Alderson, providing for certain severance benefits upon his separation from service with us. Pursuant to this agreement, upon his separation from the Company for any reason, Mr. Alderson will receive a single sum payment equal to the discounted present value of 24 monthly payments equal to 1/12 of his then-annual base salary. Additionally, the agreement provides for the continuation of group health benefits through COBRA or otherwise through the Company until the age of 72. The value of these benefits was reflected in the “All Other Compensation” column of the Summary Compensation Table in the Proxy Statement for our 2007 Annual Meeting. The payment of such benefits is subject to Mr. Alderson providing the Company with a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on February 1, 2014, Mr. Alderson’s payments and benefits have an estimated value of:

Type of Separation	Guaranteed Severance Benefit(1)	Welfare Benefit Continuation(2)	Company-Provided Life Insurance Proceeds(3)	Total
Death	$1,018,662	$22,263	$50,000	$1,090,925
Termination without Cause or resignation for Good Reason	$1,068,662	$47,966	—	$1,116,628
Any other form of separation	$1,068,662	$47,966	—	$1,116,628

(1)	In the event of that Mr. Alderson separates from the Company for any reason, Mr. Alderson, or his estate, would be entitled to his severance benefit of a lump sum payment equal to the discounted present value of 24 monthly payments, each representing 1/12 of his base salary. If the separation is the result of Mr. Alderson’s death, this severance benefit will be offset by the value of the Company-provided life insurance policy. The amount included represents the discounted present value of a 24 month payment stream based on his annual salary level as of February 1, 2014, offset by the $50,000 value of the Company-provided life insurance policy for Mr. Alderson in the event of death.
(2)	Represents the value of Company payments of premiums related to health insurance for Mr. Alderson and his spouse. The amount has been computed to equal the present value of such estimated payments that will be made until Mr. Alderson reaches the age of 72.
(3)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

W. Michael Madden, Senior Vice President and Chief Financial Officer

In April 2008, the Compensation Committee approved a letter agreement with Mr. Madden which provides for certain post-employment benefits in the event of a termination of his employment by us without cause or resignation by him for good reason. Under these circumstances, Mr. Madden would be entitled to severance pay equal to his then-current base salary and continuation of health benefits through COBRA for a period of six months. As discussed above, in April 2013, Mr. Madden’s salary and benefit continuation due upon a severance event were increased from six to 12 months. The payment of any such benefits would be subject to Mr. Madden providing the Company with a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on February 1, 2014, Mr. Madden’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation	Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	—	—	$50,000	$50,000
Termination without Cause or resignation for Good Reason	$345,000	$9,540	—	$354,540

(1)	Represents the value of Company payments of premiums related to health insurance for Mr. Madden and his family.
(2)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

Michelle R. Graul, Senior Vice President of Store Operations and Human Resources

When Ms. Graul joined the company in 2005, the Company entered into an Employment Agreement with her, which provides for certain post-employment benefits in the event of a termination of her employment by us without cause or resignation for good reason. Under these circumstances, Ms. Graul would be entitled to cash severance equal to her average total cash compensation for the three preceding years, payable over twelve months, and continuation of group health benefits for 12 months. In that case, she would also be restricted from competing with us for 12 months. We may elect to extend that non-competition period for up to an additional 12 months by extending her severance benefits for an equivalent period.

If Ms. Graul resigns from employment without good reason, we may elect to impose non-competition restrictions on her for up to 12 months by paying her the severance benefits described above for an equivalent period. If Ms. Graul is terminated for cause, she will be restricted from competing with us for 12 months (without any payment from us).

The payment of any severance benefits to Ms. Graul is conditioned on her execution of a general release of claims in a form reasonably prescribed by the Company.

Assuming one of the following events occurred on February 1, 2014, Ms. Graul’s payments and benefits have an estimated value of:

Type of Separation	Salary Continuation		Welfare Benefit Continuation(1)	Company-Provided Life Insurance Proceeds(2)	Total
Death	—		—	$50,000	$50,000
Termination without Cause or resignation for Good Reason	$355,865	(3)	$9,540	—	$365,405

(1)	Represents the value of Company payments of premiums related to health insurance for Ms. Graul and her family.
(2)	Represents life insurance proceeds from Company-provided life insurance policies. Executives enrolled in the Company’s health insurance plan receive $25,000 in additional life insurance coverage over and above the coverage available to other employees enrolled in the plan.

(3)	Assumes that we do not elect to extend her non-compete obligations beyond the 12 month default period. The table also assumes that we do not elect to maintain her non-compete beyond termination of employment, if Ms. Graul terminates her employment without good reason.

VII. RELATED PARTY TRANSACTIONS

Our Policies Regarding Related Party Transactions

We have a written statement of policy with respect to related party transactions, which is administered by the Audit Committee of our Board of Directors. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us (including any of our subsidiaries) and a Related Person, without regard to the amount involved. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of five percent of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest in such entity. Related Party Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder with all other shareholders, transactions involving competitive bids, or transactions involving certain bank-related services.

Under the terms of our related party transaction policy, the Audit Committee will only approve a Related Party Transaction if it is determined that the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders. Any director or officer with an interest in a related party transaction is expected to recuse him or herself from considering the matter and voting upon it. In all cases, a director or officers with an interest in a Related Party Transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

When reviewing a Related Party Transaction, the Audit Committee will use any process and review any information that it determines to be appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to the Company; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to use from an unrelated their party. All Related Party transactions will be disclosed in accordance with SEC rules.

In the event that we become aware of a Related Party Transaction that was not previously approved or ratified by the Audit Committee, we will evaluate all options available with respect to that transaction, including ratification, revision or termination.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	the Audit Committee approves or ratifies such transaction in accordance with the terms of our related party transaction policy; or

•	the Chairperson of the Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $120,000, provided that for the Related Party Transaction to continue it must be approved by the Audit Committee at its next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and, thus, not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

During fiscal 2013, we identified the following related party activity, which has been previously approved by the Audit Committee:

Real Estate Lease

The Company leases 11,700 square feet of retail real estate located in the Columns development in Jackson, Tennessee from Vann Drive Partners, a joint venture in which each of Carl Kirkland and Miles Kirkland, each a member of our Board of Directors, and Robert Alderson, our President and Chief Executive Officer and member of our Board of Directors, hold minority equity positions. The term of the lease commenced in May 2004 and continues for an initial period of 5 years, with two 5-year renewal options. The Company exercised the first 5-year renewal option. The lease provides for minimum rental payments of $12,000 per month. The lease also provides for the payment of customary additional charges, including taxes and insurance. In fiscal 2013, the Company paid total rent and ancillary charges under the lease of $176,481. This lease has been reviewed and approved by our Board of Directors and Audit Committee. Management considers the terms of this lease to be at arms-length and reasonably equivalent to terms we could have obtained through negotiations with an unaffiliated third party.

Vendor Agreement

In July 2009, the Company entered into a Vendor Agreement with a related party vendor to purchase merchandise inventory. The vendor is considered a related party because its principal owner is the spouse of the Company’s Vice President of Merchandising. During fiscal 2013, the Company’s purchases from this vendor totaled approximately $29.7 million, or 13.7% of total merchandise purchases. Payable amounts outstanding to this vendor were approximately $1.8 million as of February  1, 2014.

VIII. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file initial reports of ownership and reports of change of ownership with the SEC. Reporting Persons are additionally required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports furnished to us during fiscal 2013, all Reporting Persons were in compliance with Section 16(a) filing requirements, except Steven Collins filed a Form 4 late with respect to the acquisition of restricted stock units.

Independent Registered Public Accounting Firm

The Audit Committee has selected EY to be the Company’s independent registered public accounting firm for fiscal year 2014. Representatives of EY are expected to be present at the annual meeting on June 11, 2014 and will be given an opportunity to make a statement if they desire to do so. In addition, representatives of EY will be available to respond to appropriate questions at that time.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with EY, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended February 1, 2014 filed with the SEC.

The Audit Committee

R. Wilson Orr, III, Chairman

Miles T. Kirkland

Ralph T. Parks

Murray M. Spain

Audit and Non-Audit Fees

The aggregate fees billed for services rendered by our current independent registered public accounting firm, EY, during fiscal 2013 and during fiscal year 2012, were as follows:

	Fiscal 2013	Fiscal 2012
Audit Fees(1):	$610,000	$690,000
Audit-Related Fees(2):	—	—
Tax Fees(3):	$163,767	$194,753
All Other Fees(4):	—	—

TOTAL	$773,767	$884,753

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting, and reviews of the Company’s quarterly financial statements. Audit Fees also include fees billed for professional services rendered for consultation on SEC registration statements and filings and the issuance of consents.
(2)	Audit-Related Fees consist of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.
(4)	All Other Fees consist of fees billed for all other services.

Pre-Approval Policy

The Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General

Under the terms of its pre-approval policy, the Audit Committee is required to pre-approve audit and non-audit services to be performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved cost level require specific pre-approval by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson and may in the future delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent registered public accounting firm reasonably can provide.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

Tax Services

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice without impairing the independence of such independent registered public accounting firm. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

All Other Services

Any services to be performed by the independent registered public accounting firm not classified in any of the aforementioned categories must be specifically pre-approved by the Audit Committee.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

Shareholder Proposals for the 2015 Annual Meeting

Shareholders may nominate director candidates and make proposals to be considered at the 2015 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2015 Annual Meeting or any other proposal for consideration at the 2015 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws, between March 13, 2015 and April 12, 2015.

In addition to being able to present proposals for consideration at the 2015 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2015 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than January 7, 2015, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2015 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at our 2015 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to our Secretary notice of such proposal between March 13, 2015 and April 12, 2015 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Kirkland’s, and all notices and nominations referred to above must be sent to the Secretary of Kirkland’s, at the following address: Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, TN 37214, Attention: W. Michael Madden, Senior Vice President, Chief Financial Officer and Secretary.

Annual Report

A copy of the Company’s Annual Report to Shareholders for fiscal 2013 accompanies this proxy statement.

The Company will provide to each person solicited without charge, except for exhibits upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the year ended February 1, 2014. Requests should be directed to Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214, Attention: W. Michael Madden.

Householding of Proxy Materials

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its shareholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information shareholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain shareholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Any shareholder who objects to or wishes to begin householding may notify Investor Relations, Kirkland’s, Inc., 2501 McGavock Pike, Suite 1000, Nashville, Tennessee, 37214. We will send an individual copy of the proxy statement to any shareholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of Corporate Communications, Inc. to assist with our investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

W. Michael Madden
Senior Vice President,
Chief Financial Officer and Secretary

KIRKLAND’S, INC.

Proxy Solicited on Behalf of The Board of Directors of Kirkland’s, Inc.

for the Annual Meeting of Shareholders to be held on June 11, 2014

The undersigned, revoking all previous proxies, hereby appoints Robert E. Alderson and W. Michael Madden and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Kirkland’s, Inc. to be held on June 11, 2014, and at any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the director nominees listed below, FOR ratification of the selection of Ernst & Young LLP, and FOR the approval, on an advisory basis, of the Company’s executive compensation.

1. Election of Directors:

☐ FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for the nominees listed below

Nominees: For a three-year term expiring at the 2017 Annual Meeting:		Robert E. Alderson
Carl T. Kirkland

(Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

2. Ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for fiscal 2014:

☐	FOR
☐	AGAINST
☐	ABSTAIN

3. To approve, on an advisory basis, compensation for our named executive officers:

☐	FOR
☐	AGAINST
☐	ABSTAIN

The Board of Directors recommends that you vote AGAINST the shareholder proposal presented below.

4. Shareholder proposal regarding majority voting in uncontested Director elections:

☐	FOR
☐	AGAINST
☐	ABSTAIN

Please date and sign our Proxy on the reverse side and return it promptly.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NOMINATED BY THE COMPANY, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014, “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Shareholder

Signature of Shareholder

Date:

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 11, 2014.

THE NOTICE AND PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT http://ir.kirklands.com/Annual_Meeting.